Exhibit 14.1

VIKING SYSTEMS, INC. CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

This Viking Systems, Inc. (“Viking”) Code of Ethics for Financial Professionals (the “Financial Professionals’ Code of Conduct”) applies to the principal executive officer of Viking and its reporting subsidiaries and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role.  Viking expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Viking Code of Ethics and other policies and procedures adopted by Viking that govern the conduct of its employees.  This Financial Professionals’ Code of Conduct is intended to supplement the Viking Code of Ethics.

You agree to:

(a)	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)	Avoid conflicts of interest and to disclose to the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c)
Take all reasonable measures to protect the confidentiality of non-public information about Viking or its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(d)
Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Viking or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Viking or its subsidiaries;

(e)	Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Viking or its subsidiaries is a member; and

(f)	Promptly report any possible violation of this Financial Professionals’ Code of Conduct to the Audit Committee.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Viking or its subsidiaries’ independent public auditors for the purpose of rendering the financial statements of Viking or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Financial Professionals’ Code of Conduct.  Your failure to observe the terms of this Financial Professionals’ Code of Conduct may result in disciplinary action, up to and including termination of employment.  Violations of this Financial Professionals’ Code of Conduct may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Viking.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Audit Committee.  You may choose to remain anonymous in reporting any possible violation of this Financial Professionals’ Code of Conduct.